EX-21.0

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation

Columbia Bank	100%	United States of America*

Freehold Bank	100%	United States of America*

First Jersey Title Services, Inc.	100%	New Jersey**

1901 Commercial Management Company LLC	100%	New Jersey**

1901 Residential Management Company LLC	100%	New Jersey**

Columbia Investment Services, Inc.	100%	New Jersey**

Real Estate Management Corporation, LLC	100%	New Jersey**

Plaza Financial Services, Inc.	100%	New Jersey**

2500 Broadway Corporation	100%	Delaware**

CSB Realty Corporation	100%	Delaware***

Columbia Financial Capital Trust I	100%	Delaware****

Stewardship Realty LLC	100%	New Jersey**

Stewardship Statutory Trust I	100%	Delaware****

Freehold S & L Service Corporation	100%	New Jersey*****

* Subsidiary of Columbia Financial, Inc.
** Subsidiary of Columbia Bank
*** Subsidiary of 2500 Broadway Corporation
**** Unconsolidated subsidiary of Columbia Financial, Inc.
***** Subsidiary of Freehold Bank